Exhibit 5

August 26, 2022

The TJX Companies, Inc.

770 Cochituate Road

Framingham, Massachusetts 01701

Re: The TJX Companies, Inc.

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 27,000,000 shares of Common Stock, $1.00 par value (the “Shares”) of The TJX Companies, Inc., a Delaware corporation (the “Company”) and for the registration of $200,000,000 in general deferred compensation obligations (the “Obligations”) of the Company. The Shares are issuable under the Stock Incentive Plan of the Company, as restated effective January 31, 2022 (the “SIP”) and the Obligations are issuable under the Executive Savings Plan of the Company, as amended and restated effective January 1, 2022 (the “ESP,” and together with the SIP, the “Plans”).

I am General Counsel and Secretary of the Company. In that capacity, I am familiar with the actions taken by the Company in connection with the adoption of the Plans. For purposes of this opinion, I have examined and relied upon such documents, records, certificates and other instruments as I have deemed necessary and such examination of law as I have deemed appropriate in order to enable me to render the opinions set forth herein. The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, it is my opinion that:

1. the Shares have been duly authorized, and, when the Shares have been issued and sold in accordance with the terms of the SIP, the Shares will be validly issued, fully paid and nonassessable;

2. the Obligations, when established in the manner contemplated by the ESP, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity; and

3. the provisions of the ESP comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended, to the extent applicable, pertaining to such provisions.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Alicia C. Kelly
Alicia C. Kelly, Esq.